Exhibit 5.1

November 24, 2010

Board of Directors

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Re:	Registration Statement on Form S-8
Mid Penn Bancorp, Inc. Employee Stock Purchase Plan

Gentlemen:

In connection with the registration of 150 ,000 shares of common stock, $1.00 par value (the “Common Stock”), by Mid Penn Bancorp, Inc. (the “Company”), covered by the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to potential issuance of the Common Stock under the Mid Penn Bancorp, Inc. Employee Stock Purchase Plan (the “Plan”), we, as counsel to the Company, have reviewed:

(1) the articles of incorporation of the Company;

(2) the bylaws of the Company;

(3) the Plan;

(4) resolutions adopted by the board of directors of the Company relating to the Plan and the Registration Statement;

(5) the Registration Statement; and

(6) copies of the certificates representing shares of the Common Stock.

Based upon our review of the foregoing, it is our opinion that:

(a) the Company has been duly incorporated under the laws of the Commonwealth of Pennsylvania and is validly existing and in good standing under the laws of such Commonwealth; and

(b) the Common Stock covered by the Registration Statement has been duly authorized and, when issued under the terms set forth in the Registration Statement, will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “LEGAL MATTERS” in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee